FOR IMMEDIATE RELEASE


                                                       Exhibit 99


Chicago, Illinois - September 2, 1994 - Joslyn Corporation today announced that Joslyn has amended its shareholder rights plan to reduce certain triggering thresholds from 20% to 15%. As a result of the amendments, subject to certain exceptions, the acquisition by a person or group of 15% or more of the outstanding Joslyn common shares will entitle the holders of rights, other than the acquiring person or group, to purchase a specified amount of Joslyn common stock at 20% of its then current market price.

On August 12, 1994, Danaher Corporation filed a statement on Schedule 13D with the Securities and Exchange Commission indicating that it has accumulated 7.6% of Joslyn's common shares and concurrently filed under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 for clearance to purchase up to 15% of such shares.

Joslyn Corporation, now in its 92nd year, provides diversified products and services primarily to the electric utility, telecommunication, defense and industrial markets. Joslyn also manufactures equipment for the following industries: aerospace, building construction and petrochemical. It has approximately 2,050 employees and operates facilities in the United States and Canada. Shares are traded over the counter. Joslyn stock is listed on the NASDAQ National Market System. The NASDAQ symbol is JOSL.

Media contact at Joslyn:  William J. Rotenberry 312-454-2921.











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